Exhibit 10.7

SERVICES AGREEMENT

among

Realty capital Securities, llc,

RCS ADVISORY SERVICES, LLC, and

AMERICAN NATIONAL STOCK TRANSFER, LLC,

collectively, as Company

and

ARC ADVISORS, LLC,

as Service Provider

Dated as of May [   ], 2013

SERVICES AGREEMENT

This Services Agreement dated as of May [      ], 2013 (this “Agreement”), is made and entered into among REALTY CAPITAL SECURITIES, LLC, a Delaware limited liability company, RCS ADVISORY SERVICES, LLC, a Delaware limited liability company and AMERICAN NATIONAL STOCK TRANSFER, a Delaware limited liability company (collectively, the “Company”), and ARC ADVISORS, LLC, a Delaware limited liability company (“Service Provider”).

RECITALS

A.	Company desires to avail itself of the information technology, accounting services, human resources, and office space and other facilities and other services, employees and other resources available to Service Provider, and to have Service Provider provide such services and resources to Company and its subsidiaries (collectively, the “Serviced Entities”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Company and Service Provider, for themselves and their respective successors and permitted assigns, hereby agree as follows:

Article 1
DEFINITIONS

Section 1.01         Definitions. As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Affiliate” means any Person that controls, is controlled by or under common control of, another Person.

“Agreement” has the meaning set forth in the preamble hereto, as this Agreement may be amended and supplemented from time to time in accordance with its terms.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Company” has the meaning set forth in the preamble hereto.

“Company Indemnified Party ” has the meaning set forth in Section 4.04.

“Confidential Information” has the meaning set forth in Section 7.05.

“Damages” has the meaning set forth in Section 4.04.

“Effective Date” means the date hereof.

“Executive Officer” has the meaning set forth in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended.

“Force Majeure” has the meaning set forth in Section 7.03.

“Initial Term” has the meaning set forth in Section 5.01.

“Liquidation Event” has the meaning set forth in Section 2.02.

“Non-Compliance Notice” has the meaning set forth in Section 4.05.

“Notice” has the meaning set forth in Section 7.06.

“Payment Date” has the meaning set forth in Section 3.02(b).

“Person” means an individual, corporation, limited liability company, partnership, association, trust or agency thereof) or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

“Renewal Term” has the meaning set forth in Section 5.01.

“Service Costs” has the meaning set forth in Section 3.01.

“Service Provider” has the meaning set forth in the preamble hereto.

“Service Provider Indemnified Party” has the meaning set forth in Section 4.04.

“Serviced Entities” has the meaning set forth in the preamble hereto.

“Services” has the meaning set forth in Section 2.01.

“Services Period” has the meaning set forth in Section 5.01.

“Subsidiary” means, with respect to any Person, any other Person of which securities or other ownership interests having a voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

Article 2
PURCHASE AND SALE OF SERVICES

Section 2.01   Purchase and Sale of Services. On the terms and subject to the conditions of this Agreement, Service Provider will provide to Company or, at Company’s direction, to one or more of the Serviced Entities, or otherwise procure for the provision to Company or, at Company’s direction, to one or more of the Serviced Entities, and Company agrees to purchase from Service Provider, the information technology, accounting services, human resources, and office space and other facilities and other services requested from time to time by Company, including, without limitation, the services set forth on Annex A attached hereto (collectively, the “Services”).

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Section 2.02   Excluded Services. The Services covered by this Agreement exclude the services provided by Service Provider in connection with a liquidation event of a Service Recipient, which may include, without limitation: (a) the sale of all or substantially all the assets of a Service Recipient; (b) the listing of shares of a Service Recipient on a national securities exchange; or (c) any other transaction pursuant to which one or more Persons acquire (whether by merger, consolidation, securities exchange or issuance, sale or transfer, or otherwise) capital stock or other equity securities of a Service Recipient possessing the voting power to elect a majority in voting power of the board of directors (or applicable equivalent) of the Service Recipient (each, a “Liquidation Event”). Services in connection with a Liquidation Event may be provided by Service Provider pursuant to a separate agreement and fee arrangement. In addition, the Services covered by this Agreement exclude any other services that may be provided from time to time by affiliates of the Service Provider.

Section 2.03   Additional Services. In addition to the Services to be provided in accordance with Section 2.01, if requested by Company, and to the extent that Service Provider and Company may mutually agree, Service Provider shall provide reasonable additional services (including services not previously provided by Service Provider to Company). The scope of any such services, as well as the term, costs and other terms and conditions applicable to such services, shall be as mutually agreed to by Service Provider and Company.

Article 3
SERVICE COSTS; OTHER CHARGES

Section 3.01   Service Costs.

(a)          In consideration of the performance of the Services, unless the parties shall otherwise agree to a different arrangement, during the Services Period, Company shall pay Service Provider:  (1) at the hourly rates updated in writing by the chief financial officer of the Servicer Provider to the chief financial officer of the Company on a quarterly basis, based on time incurred, for those Services billed at an hourly rate; and (2) at the flat rates updated in writing by the chief financial officer of the Servicer Provider to the chief financial officer of the Company on a quarterly basis, based on the Services performed, for those Services billed at a flat rate (collectively, the “Service Costs”); provided, however, that the Service Provider shall not charge for personnel costs associated with any Persons employed by Service Provider that are also Executive Officers of Company.  All Services Costs referred to in clauses (1) and (2) above shall not exceed then current market rates that could be obtained by the Company or the Service Recipients for the applicable Services from unaffiliated third parties on an arms’ length basis.

(b)          The Service Provider shall exercise its reasonable judgment to allocate the Service Costs among the business units of Serviced Entities. Service Provider shall apply usual and accepted accounting conventions in making such allocations. Service Provider or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations and shall provide, upon reasonable request and notice, access to such books and records to Company.

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Section 3.02   Invoicing and Settlement of Costs.

(a)          Service Provider shall invoice or notify Company in writing on at least a monthly basis of Service Costs incurred; provided, however, that the failure of the Service Provider to deliver an invoice or other notification of Service Costs incurred shall not constitute a waiver of such Service Costs. In connection with the invoicing described in this Section, Service Provider shall, if requested and upon not less than 20 Business Days’ prior notice (unless such notice is waived by the parties), provide to Company detailed billing data reasonably requested by Company to verify the Service Costs. Service Provider shall have the right, but not the obligation, to invoice or otherwise notify Company in accordance with the foregoing procedures of an estimate of the aggregate Service Costs for a particular fiscal year (or other period) of Service Provider prior to expiration of such fiscal year (or other period).

(b)          As to any Service Cost, Service Provider may subdivide and require payment of such Service Cost (in advance of Service Provider’s own payment of the underlying cost for such Service) into an estimated monthly (or other) payment (a “Periodic Payment”), based upon the reasonably estimated or actual annualized Service Costs. In circumstances where an estimate is used, Company shall be obligated to pay Service Provider based upon such estimate. Any difference between actual Service Costs and estimated Services Costs shall be netted against or added to Service Costs for the succeeding period.

(c)          Company will pay the applicable Service Costs set forth in an invoice or notification pursuant to Section 3.02(a) to Service Provider within 15 days after the date (each, a “Payment Date”) on which Service Provider delivers such invoice or notification (or the next Business Day, if such day is not a Business Day). Such payment shall be made by, at Service Provider’s election: (i) wire transfer or by other means of providing immediately available funds payable to the order of Service Provider; or (ii) by check drawn on a United States financial institution.

(d)          To the extent requested by Service Provider, Service Provider may elect that Company directly pay, within 30 days after the date on which it is invoiced or otherwise notified (or on or before any other due date previously established), any amount owed to any third party vendor in relation to any Service provided hereunder. If Company fails to pay any such amount due in a timely manner and Service Provider becomes liable for such amount, Company shall be obligated to pay Service Provider the full amount due plus any interest or penalties due on such amount and any delinquency or other fees accrued.

Article 4
THE SERVICES

Section 4.01   Standard of Service.

(a)          Except as otherwise agreed with Company or described in this Agreement or Annex A, Service Provider agrees that the nature, quality, service level and standard of care applicable to the delivery of the Services hereunder shall be no less favorable than the standard of performance provided by Service Provider to other funds with respect to which it provides services. Company shall direct and shall have the right to monitor and supervise the provision of the Services.

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(b)          In connection with its performance of the Services hereunder, Service Provider shall comply with its customary internal compliance policies and procedures that it applies with respect to services it renders to other pooled investment vehicles and monitor such compliance during the Services Period.

Section 4.02   Personnel. Service Provider shall, at its own expense, employ and retain staff, and contract with third parties and other vendors with a level of experience, skill, diligence and expertise consistent with Service Provider’ normal business practices, needed to perform the Services.

Section 4.03   Limitation of Liability.

(a)          Notwithstanding anything to the contrary, if Service Provider shall recover any judgment against Company in connection with this Agreement, Service Provider shall look solely to Company for the collection or enforcement of any such judgment. In no event shall any member of Company have any liability under this Agreement.

(b)          In no event shall Service Provider or its partners, members, stockholders, other equity holders, directors, officers, employees or agents have any liability under any underlying Advisory Agreement.

Section 4.04   Indemnification.

(a)          Indemnification of Company by Service Provider. Service Provider shall indemnify, defend and hold harmless Company, its partners, members, stockholders, other equity holders, directors, officers, employees and agents (each, a “Company Indemnified Party”), from and against any and all claims, actions, suits, proceedings, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Damages”), arising out of or resulting from (i) the acts or omissions of Service Provider and its directors, officers, employees, contractors, subcontractors and agents, which constitute gross negligence, fraud or reckless or criminal misconduct with respect to the Services rendered pursuant to this Agreement, or (ii) any actions of Service Provider which Service Provider could not reasonably believe to be within the scope of the authority conferred upon Service Provider hereunder.

(b)          Indemnification of Service Provider by Company. Company shall indemnify, defend and hold harmless Service Provider and its partners, members, stockholders, other equity holders, directors, officers, employees and agents (each, a “Service Provider Indemnified Party”), from and against any and all Damages arising out of or resulting from the performance by Service Provider of the Services, including, without limitation, the negligent (but not grossly negligent) acts or omissions of Service Provider in connection with the performance of the Services and any other acts which Service Provider reasonably believed to be within the scope of authority conferred upon Service Provider hereunder, in each case to the extent (i) such Damages are not otherwise covered by insurance, and (ii) such indemnification would not be inconsistent with the provisions of Section II.G of the NASAA REIT Guidelines, to the extent that such indemnification is related to a Serviced Entity that is subject thereto.

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(c)          Survival. The provisions of this Section 4.04 shall survive the expiration or earlier termination of this Agreement.

Section 4.05   Notice of Non-Compliance with Obligations. If Company at any time believes that Service Provider is not in full compliance with its obligations under Section 4.01(a) of this Agreement, Company shall so notify Service Provider in writing promptly (but not later than 30 days) after becoming aware of such possible non-compliance by Service Provider. Failure to notify Service Provider within 30 days shall not relieve Service Provider of liability except to the extent Service Provider is actually prejudiced due to such failure to notify. Such notice (a “Non-Compliance Notice”) shall set forth in reasonable detail the basis for Company’s belief, as well as Company’s view as to the steps to be taken by Service Provider to address the possible non-compliance. For the 30 days after receipt of such a notice, appropriate representatives of Service Provider and Company shall work in good faith to develop a plan to resolve the matters referred to in the Non-Compliance Notice. If such matters are not resolved through such discussions, Company may elect to terminate this Agreement. If such matters are resolved through such discussions and Company does not elect to terminate this Agreement within 60 days of the end of the 30-day period as set forth in the immediately preceding sentence, Company shall not be entitled to deliver another Non-Compliance Notice or pursue other remedies with respect to same or any substantially similar matter, so long as Service Provider complies in all material respects with the terms of such resolution and its obligations pursuant to applicable law.

Article 5
TERM AND TERMINATION

Section 5.01   Term. Subject to the termination rights set forth in Section 5.02, Service Provider shall provide the Services, as well any additional services identified and agreed upon by Service Provider and Company pursuant to Section 2, to Company for an initial term ending on the date which is 10 years from the date of this Agreement (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall be deemed automatically extended for successive 5-year periods (each, a “Renewal Term”); provided, however, that either party hereto may elect not to extend the term of this Agreement by giving written notice to the other party at least 90 days prior to the expiration of the Initial Term or any Renewal Term. The period of time between the Effective Date and the termination of this Agreement in accordance with its terms shall be referred to as the “Services Period”.

Section 5.02   Termination.

(a)          Company may terminate the provision of one or more Services with respect to any Serviced Entity, without penalty, upon the consummation of any Liquidation Event which results in such Serviced Entity no longer being directly or indirectly advised or managed by Company.

(b)          Company may terminate the Agreement following delivery of a Non-Compliance Notice and the failure of the parties to resolve the matters referred to in the Non-Compliance Notice in accordance with Section 4.06.

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(c)          A party impacted by a delay under this Agreement caused by Force Majeure may terminate this Agreement if the Force Majeure results in the performance by the other party under this Agreement being delayed by more than 60 days.

Section 5.03   Effect of Termination.

(a)          Upon termination of this Agreement, Service Provider shall have no further obligation to provide any Services and Company shall have no further obligation to pay any fees relating to such Services or make any other payments hereunder; provided, however, that notwithstanding such termination, Company shall remain liable to Service Provider for fees owed and payable in respect of Services provided prior to the effective date of the termination.

(b)          Following the termination of this Agreement, Service Provider and Company agree to cooperate in providing for an orderly transition of the Services to Company or to a successor service provider.

Article 6
THIRD PARTY CONSENTS

Section 6.01   Additional Licenses. Service Provider shall obtain and maintain all material permits, approvals and licenses necessary or appropriate so that Service Provider may perform its duties and obligations (including the provision of the Services) hereunder. Service Provider and Company shall comply, and Company shall cause each Serviced Entity to comply, at all times, with the terms and conditions of such permits, approvals and licenses.

Article 7
MISCELLANEOUS

Section 7.01   No Agency. Each party hereto is engaged in an independent business and will perform its obligations under this Agreement as an independent contractor and not as the agent or employee of the other. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto, or constitute or be deemed to constitute any party of the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

Section 7.02   No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall confer any rights upon any Person (including, without limitation, including the Serviced Entities and their respective stockholders) other than the parties hereto, their successors and permitted assigns, the Company Indemnified Parties and the Service Provider Indemnified Parties.

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Section 7.03   Force Majeure.

(a)          For purposes of this Section, “Force Majeure” means an event beyond the control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

(b)          Neither party to this Agreement shall have any liability for its failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure; provided, however, that such party shall have exercised all due diligence to minimize to the greatest extent possible the effect of Force Majeure on its obligations hereunder.

(c)          Promptly upon becoming aware of Force Majeure causing a delay in performance or preventing performance of any obligations imposed by this Agreement (and termination of such delay), the party affected shall give notice to the other party giving details of the same, including particulars of the actual and, if applicable, estimated continuing effects of such Force Majeure on the obligations of the party whose performance is prevented or delayed. Subject to Section 5.02(c), such notice shall have been duly given, the actual delay resulting from such Force Majeure shall be deemed not to be a breach of this Agreement, and the period for performance of the obligation to which it relates shall be extended accordingly.

Section 7.04   Entire Agreement. This Agreement (including the annexes and schedules constituting a part of this Agreement) constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

Section 7.05   Confidentiality.

(a)          As used in this Section, the term “Confidential Information” shall mean any and all information relating to Company or any other Serviced Entity, regardless of form or media, that is disclosed by or on behalf of Company to Service Provider pursuant to this Agreement or otherwise learned or acquired by Service Provider during the term of this Agreement, and that is not generally known by others. Confidential Information includes, without limitation, any and all business and technical information, trade secrets, nonpublic, proprietary and confidential information, knowledge or data relating to Company or any other Serviced Entity. Notwithstanding the foregoing, Confidential Information shall not include any information that Service Provider can demonstrate: (i) was generally known and available in the public domain at the time it was communicated or becomes so known and available through no fault of Service Provider; (ii) was lawfully known to Service Provider at the time of disclosure by Company, as shown by the files of Service Provider in existence at the time of communication; (iii) is disclosed with the prior written approval of Company; (iv) was independently developed by Service Provider without any use of, or reference to, the Confidential Information and by individuals who have not been exposed to the Confidential Information; or (v) becomes known to Service Provider from a source other than Company without breach of this Agreement by Service Provider and otherwise, to the knowledge of Service Provider, not in violation of Company’s rights.

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(b)          Service Provider shall maintain as confidential all Confidential Information, shall not use such Confidential Information except as expressly permitted in this Agreement, and shall not disclose such Confidential Information to any Persons who do not have a need to know such information in connection with the provision of the Services under this Agreement, unless expressly authorized by Company in writing. If Service Provider is requested or required by a court, by governmental action or otherwise in connection with legal proceedings (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Service Provider promptly will notify Company in writing of such request or requirement so that Company may seek a protective order or other appropriate remedy, or, in its discretion, waive compliance with the provisions of this Agreement. If requested, Service Provider will cooperate reasonably with Company to enable Company to obtain a protective order or other similar relief or to narrow the scope of such request or requirement. If, in the absence of a protective order or waiver, Service Provider is legally compelled to disclose Confidential Information of Company, Service Provider may disclose only so much of the Confidential Information as is legally required to be disclosed. In any such event, Service Provider agrees to use good faith efforts to ensure that all Confidential Information that is so disclosed will be accorded confidential treatment.

Section 7.06   Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement (each, a “Notice”) shall be in writing and shall be (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission (provided, however, that the original copy thereof also is sent by one of the other means specified above in this Section 7.06):

If to Company, to:

RCS ADVISORY SERVICES, LLC

405 Park Avenue

15th Floor

Facsimile: (646) 861-7743

Attention: Legal Counsel

With copy to (which shall not constitute notice):

Proskauer Rose LLP

11 Times Square

New York, NY 10036

Facsimile: (212) 969-2900

Attention: James P. Gerkis, Esq.

If to Service Provider, to:

ARC ADVISORS, LLC

405 Park Avenue

15th Floor

Facsimile: (212) 415-6567

Attention: Legal Counsel

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With copy to (which shall not constitute notice):

Proskauer Rose LLP

11 Times Square

New York, NY 10036

Facsimile: (212) 969-2900

Attention: James P. Gerkis, Esq.

or to such other Person or address as any party shall specify by Notice in writing to the other parties in accordance with this Section 7.06. Each Notice shall be deemed effective and given upon actual receipt or refusal of receipt.

Section 7.07   Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect, without regard to the principles of conflicts of laws thereof.

Section 7.08   Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

Section 7.09   Assignment. Subject to the next sentence, this Agreement may not be assigned (whether in whole or in part and by contract, operation of law or otherwise) by either party without the prior written consent of the other party. Upon notice to Service Provider, Company may transfer or assign any and all rights granted hereunder to any of its successors or Affiliates.

Section 7.10   Amendment. This Agreement may not be waived, amended or supplemented except in an instrument in writing executed by the parties hereto.

Section 7.11   No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 7.12   Further Assurances. Each of the parties to this Agreement shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as may be required in order to give effect to this Agreement. Subject to applicable laws, rules and regulations and subject to applicable privileges, each party hereto will provide the other party with all information regarding itself and transactions under this Agreement that the other party reasonably believes is required to comply with all applicable laws, rules and regulations, including, but not limited to, securities laws and regulations.

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Section 7.13   Counterparts. This Agreement may be executed with counterpart signature pages (including by facsimile transmission) or in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one Agreement.

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IN WITNESS WHEREOF, Company and Service Provider have executed and delivered this Agreement as of the date first written above.

ARC ADVISORS, LLC

By:
Name:
Title:

REALTY CAPITAL SECURITIES, LLC

By:
Name:
Title:

RCS ADVISORY SERVICES, LLC

By:
Name:
Title:

AMERICAN NATIONAL STOCK TRANSFER, LLC

By:
Name:
Title:

Annex A

SERVICE RECIPIENTS

American Real Estate Income Fund

American Realty Capital – Retail Centers of America, Inc.

American Realty Capital Daily Net Asset Value Trust, Inc.

American Realty Capital Global Trust, Inc.

American Realty Capital Healthcare Trust, Inc.

American Realty Capital Healthcare Trust II, Inc.

American Realty Capital Markets, LLC

American Realty Capital New York Recovery REIT, Inc.

American Realty Capital Properties, Inc.

American Realty Capital Real Estate Income Fund

American Realty Capital Trust III, Inc.

American Realty Capital Trust IV, Inc.

American Realty Capital Trust V, Inc.

ARC Realty Finance Trust, Inc.

Business Development Corporation of America

Annex B

OVERVIEW OF SERVICES

Transaction Management:

•	Offering registration and blue sky filings
•	Registration maintenance
•	Coordinate corporate transactions and liquidity events
•	Draft securities filings
•	Draft corporate agreements
•	Prepare board minutes and consents
•	Litigation management
•	Draft and coordinate press releases

Regulatory advice with respect to the SEC and FINRA:

•	Review of applicable policies and procedures
•	Review supervisory structure
•	Identify special risks
•	Assess adequacy of controls

Due diligence:

•	Ongoing due diligence of all AR Capital products on the RCS platform.
•	Due diligence on new programs for the ARC platform, including potential co-sponsors, service providers and joint venture partners.
•	Response to RFIs from third party broker-dealers interested in adding AR Capital products to their offering platforms.
•	Response to third party due diligence officers and firms providing legal, financial and operational due diligence reviews to their clients.
•	Attend broker-dealer conferences and events
•	Review of competing products to keep AR Capital management apprised of developments in the direct participation plan industry

Event Coordination:

•	Plan and coordinate investment adviser training and education forums for advisers
•	Coordinate product sponsorship opportunities at broker dealer conferences and events
•	Plan and coordinate product roadshows
•	Plan meetings and conferences
•	Produce event invitations
•	Manage event registrations

Marketing:

•	Public relations support